EXHIBIT 10.15

                           LOAN AND SECURITY AGREEMENT

                          DATED AS OF DECEMBER 31, 2003

                                      AMONG

                                COLE TAYLOR BANK,

                                   AS LENDER,

                                       AND

                           CTI INDUSTRIES CORPORATION,

                                       AND

                                CTI HELIUM, INC.,

                                  AS BORROWERS

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                                TABLE OF CONTENTS

                                                                            Page

1.  DEFINITIONS; RULES OF INTERPRETATION.......................................1

    (a)      Defined Terms.....................................................1
    (b)      Accounting Terms..................................................1
    (c)      Terms Defined in UCC..............................................2
    (d)      Other Definitional Provisions; Construction.......................2
    (e)      References to Agreements, Enactments, Etc.........................2

2.  LOANS......................................................................2

    (a)      Revolving Loans...................................................2
    (b)      Term Loan.........................................................4
    (c)      Repayments........................................................4
    (d)      Notes.............................................................5

3.  LETTERS OF CREDIT..........................................................6

    (a)      General Terms.....................................................6
    (b)      Requests for Letters of Credit....................................6
    (c)      Obligations Absolute..............................................6
    (d)      Expiration Dates of Letters of Credit.............................7

4.  INTEREST, FEES AND CHARGES.................................................7

    (a)      Interest Rate.....................................................7
    (b)      Fees and Charges..................................................7
    (c)      Maximum Interest..................................................8

5.  COLLATERAL.................................................................8

    (a)      Grant of Security Interest to Lender..............................8
    (b)      Other Security....................................................9
    (c)      Possessory Collateral.............................................9
    (d)      Electronic Chattel Paper..........................................9
    (e)      Letter-of-Credit Rights...........................................9
    (f)      Third-Party Collateral...........................................10
    (g)      Deposit Account..................................................10

6.  PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN...10
7.  POSSESSION OF COLLATERAL AND RELATED MATTERS..............................10
8.  COLLECTIONS...............................................................11
9.  COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES..............12

    (a)      Weekly Reports...................................................12
    (b)      Monthly Reports..................................................12
    (c)      Financial Statements.............................................13
    (d)      Annual Projections...............................................13


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                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

    (e)      Explanation of Budgets and Projections...........................13
    (f)      Public Reporting.................................................14
    (h)      Other Information................................................14

10. TERMINATION; AUTOMATIC RENEWAL............................................14
11. REPRESENTATIONS AND WARRANTIES............................................15

    (a)      Financial Statements and Other Information.......................15
    (b)      Locations; Certain Collateral....................................15
    (c)      Loans by Borrower................................................15
    (d)      Accounts and Inventory...........................................15
    (e)      Liens............................................................16
    (f)      Organization, Authority and No Conflict..........................16
    (g)      Litigation.......................................................16
    (h)      Compliance with Laws and Maintenance of Permits..................16
    (i)      Affiliate Transactions...........................................16
    (j)      Names and Trade Names............................................17
    (k)      Equipment........................................................17
    (l)      Enforceability...................................................17
    (m)      Solvency.........................................................17
    (n)      Indebtedness.....................................................17
    (o)      Margin Security and Use of Proceeds..............................17
    (p)      Parent, Subsidiaries and Affiliates..............................17
    (q)      No Defaults......................................................17
    (r)      Employee Matters.................................................18
    (s)      Intellectual Property............................................18
    (t)      Environmental Matters............................................18
    (u)      ERISA Matters....................................................18
    (v)      Collective Enterprise............................................18

12. AFFIRMATIVE COVENANTS.....................................................19

    (a)      Maintenance of Records...........................................19
    (b)      Notices..........................................................19
    (c)      Compliance with Laws and Maintenance of Permits..................20
    (d)      Inspection and Audits............................................21
    (e)      Insurance........................................................21
    (f)      Collateral.......................................................22
    (g)      Use of Proceeds..................................................23
    (h)      Taxes............................................................23
    (i)      Intellectual Property............................................23
    (j)      Financial Services Accounts......................................23
13. NEGATIVE COVENANTS........................................................24

    (a)      Indebtedness.....................................................24
    (b)      Liens............................................................24


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                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

    (c)      Mergers, Sales, Acquisitions, Subsidiaries and Other
             Transactions Outside the Ordinary Course of Business.............24
    (d)      Dividends and Distributions......................................25
    (e)      Investments; Loans...............................................25
    (f)      Fundamental Changes, Line of Business............................25
    (g)      Equipment........................................................25
    (h)      Affiliate Transactions...........................................25
    (i)      Settling of Accounts.............................................25
    (j)      Management Fees; Compensation....................................26

14. FINANCIAL COVENANTS.......................................................26

    (a)      Tangible Net Worth...............................................26
    (b)      Fixed Charge Coverage............................................27
    (c)      Capital Expenditure Limitations..................................27
    (d)      Operating Lease Obligations......................................27

15. DEFAULT...................................................................27

    (a)      Payment..........................................................27
    (b)      Breach of this Agreement and the Other Agreements................27
    (c)      Breaches of Other Obligations....................................27
    (d)      Breach of Representations and Warranties.........................28
    (e)      Loss of Collateral...............................................28
    (f)      Levy, Seizure or Attachment......................................28
    (g)      Bankruptcy or Similar Proceedings................................28
    (h)      Appointment of Receiver..........................................28
    (i)      Judgment.........................................................28
    (j)      Death or Dissolution of Obligor..................................28
    (k)      Default or Revocation of Guaranty; Subordination Agreement.......29
    (l)      Criminal Proceedings.............................................29
    (m)      Change of Control................................................29
    (n)      Change of Management.............................................29
    (o)      Material Adverse Change..........................................29

16. REMEDIES UPON AN EVENT OF DEFAULT.........................................29
17. CONDITIONS PRECEDENT......................................................30
18. JOINT AND SEVERAL LIABILITY...............................................31
19. INDEMNIFICATION...........................................................33
20. NOTICE....................................................................33
21. CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION....................33
22. MODIFICATION AND BENEFIT OF AGREEMENT.....................................34
23. HEADINGS OF SUBDIVISIONS..................................................35
24. POWER OF ATTORNEY.........................................................35
25. CONFIDENTIALITY...........................................................35
26. COUNTERPARTS..............................................................35


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                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

27. ELECTRONIC SUBMISSIONS....................................................35
28. WAIVER OF JURY TRIAL; OTHER WAIVERS.......................................36


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ANNEX 1 - DEFINITIONS

EXHIBIT A - BORROWING BASE CERTIFICATE

EXHIBIT B - COMPLIANCE CERTIFICATE

SCHEDULE 1 - PERMITTED LIENS

SCHEDULE 11(b) - BUSINESS AND COLLATERAL LOCATIONS; CERTAIN
                 COLLATERAL

SCHEDULE 11(g) - LITIGATION

SCHEDULE 11(i) - AFFILIATE TRANSACTIONS

SCHEDULE 11(j) - NAMES & TRADE NAMES

SCHEDULE 11(n) - INDEBTEDNESS

SCHEDULE 11(p) - PARENT, SUBSIDIARIES AND AFFILIATES

SCHEDULE 11(s) - INTELLECTUAL PROPERTY

                           LOAN AND SECURITY AGREEMENT

      THIS LOAN AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this "Agreement"), made this 31st day of December, 2003, by and among COLE TAYLOR BANK, an Illinois corporation ("Lender"), 111 West Washington Street, Suite 400, Chicago, Illinois 60602, and CTI INDUSTRIES CORPORATION, an Illinois corporation, having its principal place of business at 22160 N. Pepper Road, Barrington, Illinois 60010 ("CTI Industries"), and CTI HELIUM, INC., an Illinois corporation, having its principal place of business at 22160 N. Pepper Road, Barrington, Illinois 60010 ("CTI Helium") (CTI Industries and CTI Helium are collectively referred to herein as "Borrowers").

                              W I T N E S S E T H:

      WHEREAS, Borrowers may, from time to time, request Loans from Lender, and the parties wish to provide for the terms and conditions upon which such Loans or other financial accommodations, if made by Lender, shall be made;

      NOW, THEREFORE, in consideration of any Loan (including any Loan by renewal or extension) hereafter made to a Borrower by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrowers, the parties agree as follows:

      1. DEFINITIONS; RULES OF INTERPRETATION.

            (a) Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth in Annex I attached hereto and made a part hereof.

            (b) Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Lender pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with GAAP as used in the preparation of the financial statements of the Borrowers on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Lender hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good-faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrowers will be the same after such changes as they were before such changes; and, if the parties fail to agree on the amendment of such provisions, the Borrowers will furnish financial statements in accordance with such changes but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes.

            (c) Terms Defined in UCC. The terms "Account," "Account Debtor," "Certificated Security," "Chattel Paper," "Commercial Tort Claim," "Deposit Account," "Document," "Electronic Chattel Paper," "Equipment," "Financial Asset," "Fixture," "General Intangible," "Goods," "Health-Care-Insurance Receivables," "Instrument," "Inventory," "Investment Property," "Letter-of-Credit Right," "Payment Intangible," "Proceeds," "Security," "Securities Account," "Security Entitlement," "Software," "Supporting Obligation," "Tangible Chattel Paper" and "Uncertificated Security" shall have the respective meanings assigned to such terms in the UCC. All other capitalized words and phrases used herein and not otherwise specifically defined shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

            (d) Other Definitional Provisions; Construction. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word "Borrower" shall be so construed. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Article, Section, Subsection, Annex, Schedule, Exhibit and like references are references to this Agreement unless otherwise specified. The word "including" shall mean "including, without limitation". An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in accordance with Section 28(e) hereof. References in this Agreement to any party shall include such party's successors and permitted assigns. References to any "Section" shall be a reference to such Section of this Agreement unless otherwise stated. To the extent any of the provisions of the Other Agreements are inconsistent with the terms of this Loan Agreement, the provisions of this Loan Agreement shall govern. This Agreement and the Other Agreements are the result of negotiations among and have been reviewed by counsel to the Lender, Borrowers and any other parties thereto, are the product of all parties and, accordingly, shall not be construed against the Lender.

            (e) References to Agreements, Enactments, Etc. Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement or any Other Agreement, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

      2. LOANS.

            (a) Revolving Loans. Subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term and any Renewal Term, Lender shall, absent the occurrence of an Event of Default, make revolving loans and advances to Borrowers (the "Revolving Loans") in an amount up to the sum of the following sublimits (the "Revolving Borrowing Base Amount"):


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                  (i) Up to eighty-five percent (85%), or such lesser percentage as determined by Lender in its sole discretion exercised in good faith, of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of such Borrower's business) of Borrowers' Eligible Accounts; provided that such advance rate shall be reduced by one (1) percentage point for each whole or partial percentage point by which Dilution (as determined by Lender in good faith based on the results of the most recent twelve (12) month period for which Lender has conducted a field audit of Borrowers) exceeds five percent (5%); plus

                  (ii) Up to the lesser of (A) fifty percent (50%), or such lesser percentage as determined by Lender in its sole discretion exercised in good faith, of the lower of cost or market value of Borrowers' Eligible Inventory (which shall include work-in-process Inventory) or (B) an amount not to exceed ninety percent (90%) of the Net Orderly Liquidation Value of Borrowers' Inventory or (C) Three Million Seven Hundred Fifty Thousand and No/100 Dollars ($3,750,000), whichever is less; minus

                  (iii) such reserves as Lender elects, in its sole discretion, to establish from time to time;

provided, that (w) the Revolving Borrowing Base Amount shall in no event exceed Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000) (the "Maximum Revolving Loan Limit") except as such amount may be increased or decreased by Lender, in its sole discretion, (x) the sum of the advances to all Borrowers with respect to clause (ii) above relative to Inventory consisting of packaging and related materials shall at no time exceed Four Hundred Thousand Dollars ($400,000), (y) the sum of all advances with respect to Third-Party Inventory (to the extent any such advances are otherwise permitted hereunder) shall at no time exceed Two Hundred Thousand Dollars ($200,000), and (z) the amount of Eligible Inventory advances with respect to clause "(ii)" above shall include a "costing revaluation" of up to the lesser of $750,000 or the actual amount of the "costing revaluation" line item on the most recent inventory report delivered to Lender.

                  The aggregate unpaid principal balance of the Revolving Loans shall not at any time exceed the lesser of the (i) Revolving Borrowing Base Amount minus the Letter of Credit Obligations and (ii) the Maximum Revolving Loan Limit minus the Letter of Credit Obligations. If at any time the amount of outstanding Revolving Loans exceeds either the Revolving Borrowing Base Amount or the Maximum Revolving Loan Limit, in each case minus the Letter of Credit Obligations, or any portion of the Revolving Loans and Letter of Credit Obligations exceeds any applicable sublimit within the Revolving Borrowing Base Amount, Borrowers shall immediately, and without the necessity of demand by Lender, pay to Lender such amount as may be necessary to eliminate such excess and Lender shall apply such payment to the Revolving Loans in such order as Lender shall determine in its sole discretion.

                  Each Borrower hereby authorizes Lender, in its sole discretion, to charge any of such Borrower's accounts or advance Revolving Loans to make any payments of


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      principal, interest, fees, costs or expenses required to be made under this Agreement or the Other Agreements.

                  A request for a Revolving Loan shall be made or shall be deemed to be made, each in the following manner: The Borrower requesting such Revolving Loan shall give Lender same-day notice, no later than 1:00 p.m. (determined based on the local time of each Borrower at its principal place of business) on such day, of its request for a Revolving Loan. In the event that a Borrower maintains a controlled disbursement account with Lender, each check presented for payment against such controlled disbursement account and any other charge or request for payment against such controlled disbursement account shall constitute a request for a Revolving Loan as a Prime Rate Revolving Loan. As an accommodation to Borrowers, Lender may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to Lender by Borrowers. Unless a Borrower specifically directs Lender in writing not to accept or act upon telephonic or electronic communications from such Borrower, Lender shall have no liability to Borrowers for any loss or damage suffered by a Borrower as a result of Lender's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Lender by a Borrower, and Lender shall have no duty to verify the origin of any such communication or the authority of the Person sending it.

                  Each Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each Revolving Loan requested by such Borrower, or deemed to be requested by such Borrower, as follows: the proceeds of each Revolving Loan requested under Section 2(a) shall be disbursed by Lender in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from such Borrower and, in the case of each subsequent borrowing, by wire transfer or Automated Clearing House
      (ACH) transfer to such bank account as may be agreed upon by such Borrower and Lender from time to time, or elsewhere if pursuant to a written direction from such Borrower.

            (b) Term Loan. Subject to the terms and conditions of this Agreement and the Other Agreements, on the date that the conditions to the initial Loans are satisfied, Lender shall make a term loan to Borrowers in an amount equal to the lesser of (i) Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000) and (ii) eighty-five percent (85%) of the net orderly liquidation value of Borrowers' Equipment (as determined by an appraiser acceptable to Lender) (the "Term Loan"). Such Equipment shall be subject to the first-priority perfected security interest in favor of Lender and to no other Lien whatsoever, other than Permitted Liens. Amounts repaid with respect to the Term Loan may not be reborrowed.

            (c) Repayments. The Obligations shall be repaid as follows:

                  (i) Repayment of Revolving Loans. The Revolving Loans and all other Obligations (other than the Term Loan) shall be repaid on the last day of the


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      Original Term or any Renewal Term if this Agreement is renewed pursuant to
      Section 10 hereof.

                  (ii) Repayment of Term Loan. The Term Loan shall be repaid in sixty (60) equal monthly installments of Fifty-Eight Thousand Three Hundred Thirty-Three Dollars ($58,333.00) each, payable beginning on February 1, 2004 and on the first day of each month thereafter; provided, that any remaining outstanding principal balance of the Term Loan shall be repaid at the end of the Original Term or any Renewal Term if this Agreement is renewed pursuant to Section 10 hereof or at any time this Agreement is terminated pursuant to the terms hereof. If any such payment due date is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

                  (iii) Mandatory Prepayments of the Term Loan.

                        (A) Sales of Assets. Upon receipt of the proceeds of the
            sale or other disposition of any Equipment or real property of a Borrower which is subject to any mortgage lien in favor of Lender, or if any of the Equipment or real property subject to such mortgage is damaged, destroyed or taken by condemnation in whole or in part, the proceeds thereof shall be paid by such Borrower to Lender as a mandatory prepayment of the Term Loan, such payment to be applied against the remaining installments of principal in the inverse order of their maturities until repaid in full, and then against the other Obligations, as determined by Lender, in its sole discretion.

                        (B) Excess Cash Flow. Ten (10) days after receipt of
            Borrowers' Fiscal Year end audited financial statements for each Fiscal Year of Borrowers commencing with Borrowers' Fiscal Year ended December 31, 2004, Borrowers shall make a mandatory prepayment of the Term Loan in an amount equal to fifty percent (50%) of Borrowers' "Excess Cash Flow" (as described below) for the Fiscal Year just ended, such prepayment to be applied against the remaining installments of principal in the inverse order of their maturities, such mandatory prepayments to continue for each Fiscal Year until the ratio of (i) all Term Loans hereunder to (ii) the net orderly liquidation value of the Equipment of Borrowers (based on appraisals in form and substance acceptable to Lender in its sole discretion) is greater than eighty percent (80%) for such Fiscal Year. For purposes hereof, "Excess Cash Flow" shall mean, for each of Borrowers' Fiscal Years, Borrowers' EBITDA for such period, minus Borrowers' taxes actually paid during such period and any distributions to their shareholders in respect of taxes actually paid for such period, minus cash interest actually paid during such period, minus actual principal payments made with respect to long-term debt during such period, minus all unfinanced Capital Expenditures by Borrowers during such period.

            (d) Notes. The Loans shall, in Lender's sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to Lender. However, if such Loans are not so evidenced, such Loans


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may be evidenced solely by entries upon the books and records maintained by
Lender.

      3. LETTERS OF CREDIT.

            (a) General Terms. As of the Closing Date, no Letter of Credit Obligations are outstanding. Subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term or any Renewal Term, Lender shall, in its sole discretion, absent an Event of Default, from time to time cause to be issued and co-sign for or otherwise guarantee, upon a Borrower's request, commercial and/or standby Letters of Credit; provided, that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed an amount determined by Lender in its sole discretion. Payments made by Lender to any Person on account of any Letter of Credit shall constitute Loans hereunder, and each Borrower agrees that each payment made by the issuer of a Letter of Credit in respect of a Letter of Credit issued on behalf of such Borrower shall constitute a request by such Borrower for a Loan to reimburse such issuer. Borrowers shall remit to Lender a Letter of Credit fee in an amount agreed between Lender and Borrowers per month on the aggregate undrawn face amount of all Letters of Credit outstanding, which fee shall be payable monthly in arrears on the last Business Day of each month. Borrowers shall also pay on demand the normal and customary administrative charges of the issuer of the Letter of Credit for issuance, amendment, negotiation, renewal or extension of any Letter of Credit.

            (b) Requests for Letters of Credit. Each Borrower shall make requests for Letters of Credit in writing at least two (2) Business Days prior to the date such Letter of Credit is to be issued. Each such request shall specify the date such Letter of Credit is to be issued, the amount thereof, the name and address of the beneficiary thereof and a description of the transaction to be supported thereby. Any such notice shall be accompanied by the form of Letter of Credit requested and any application or reimbursement agreement required by the issuer of such Letter of Credit. If any term of such application or reimbursement agreement is inconsistent with this Agreement, then the provisions of this Agreement shall control to the extent of such inconsistency.

            (c) Obligations Absolute. Each Borrower shall be obligated to reimburse the issuer of any Letter of Credit, or Lender if Lender has reimbursed such issuer on a Borrower's behalf, for any payments made in respect of any Letter of Credit, which obligation shall be unconditional and irrevocable and shall be paid regardless of: (i) any lack of validity or enforceability of any Letter of Credit, (ii) any amendment or waiver of or consent or departure from all or any provisions of any Letter of Credit, this Agreement or any Other Agreement, (iii) the existence of any claim, setoff, defense or other right which a Borrower or any other Person may have against any beneficiary of any Letter of Credit, Lender or the issuer of the Letter of Credit, (iv) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (v) any payment under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, and (vi) any other act or omission to act or delay of any kind of the issuer of such Letter of Credit, the Lender or any other Person or any other event or circumstance that might otherwise constitute a legal or equitable discharge of a Borrower's obligations hereunder. It is understood


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

and agreed by each Borrower that the issuer of any Letter of Credit may accept documents that appear on their face to be in order without further investigation or inquiry, regardless of any notice or information to the contrary.

            (d) Expiration Dates of Letters of Credit. The expiration date of each Letter of Credit shall be no later than the earlier of (i) one (1) year from the date of issuance and (ii) the thirtieth (30th) day prior to the end of the Original Term or any Renewal Term. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more one (1) year periods, so long as the issuer thereof has the right to terminate the Letter of Credit at the end of each one (1) year period and no extension period extends past the thirtieth (30th) day prior to the end of the Original Term or any Renewal Term.

      4. INTEREST, FEES AND CHARGES.

            (a) Interest Rate. Each Revolving Loan and the Term Loan shall bear interest at the rate of one and one-half percent (1 1/2%) per annum in excess of the Prime Rate in effect from time to time, all such interest to be payable on the first Business Day of each month in arrears. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate. Upon the occurrence of an Event of Default and during the continuance thereof, each Loan shall bear interest at the rate of two percent (2%) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand. All interest shall be calculated on the basis of a 360-day year.

            (b) Fees and Charges.

                  (i) Closing Fee: Borrowers shall jointly and severally pay to Lender a closing fee of One Hundred Ten Thousand Dollars ($110,000), which fee shall be fully earned and payable on the date of disbursement of the initial Loans hereunder.

                  (ii) Costs and Expenses: Borrowers shall reimburse Lender for all costs and expenses, including, without limitation, legal expenses and reasonable attorneys' fees (whether for internal or outside counsel), incurred by Lender in connection with the (i) documentation and consummation of this transaction and any other transactions between Borrowers and Lender, including, without limitation, Uniform Commercial Code and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs; (ii) collection, protection or enforcement of any rights in or to the Collateral; (iii) collection of any Obligations; and (iv) administration and enforcement of any of Lender's rights under this Agreement or any Other Agreement. Borrowers shall also pay all normal service charges with respect to all accounts maintained by each Borrower with Lender and any additional services requested by a Borrower from Lender. All such costs, expenses and charges shall, if owed to Lender, be reimbursed by Lender and in such event or in the event such costs and expenses are owed to Lender, shall constitute Obligations hereunder, shall be payable by Borrowers to Lender on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

                  (iii) Capital Adequacy Charge. If Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on such party's capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender's policies with respect to capital adequacy) by a material amount, then from time to time, after submission by Lender to Borrowers of a written demand therefor ("Capital Adequacy Demand") together with the certificate described below, Borrowers shall pay to Lender such additional amount or amounts ("Capital Adequacy Charge") as will compensate Lender for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination. A certificate of Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to Lender, and the method by which such amount was determined. In determining such amount, Lender may use any reasonable averaging and attribution method, applied on a nondiscriminatory basis.

            (c) Maximum Interest. It is the intent of the parties that the rate of interest and other charges to each Borrower under this Agreement and the Other Agreements shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Lender may lawfully charge such Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to such Borrower.

      5. COLLATERAL.

            (a) Grant of Security Interest to Lender. As security for the payment of all Loans now or in the future made by Lender to Borrowers hereunder and for the payment or other satisfaction of all other Obligations, each Borrower hereby assigns to Lender and grants to Lender a continuing security interest in the following property of such Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (a) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by such Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, such Borrower; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all Intellectual Property, licenses, software, franchises, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, Payment Intangibles, security interests, security deposits and rights to indemnification); (c) all Inventory (whether or not Eligible Inventory); (d) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures; (e) all Investment Property; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights; (h) Commercial Tort Claims listed on Schedule 11(b) hereto from time to time; (i) any other property of such Borrower now or hereafter in the possession, custody or control of Lender or any agent or any parent, affiliate or subsidiary of Lender or any participant with Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise) and (j) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of such Borrower's books and records relating to any of the foregoing and to such Borrower's business.

            (b) Other Security. Lender, in its sole discretion, without waiving or releasing any obligation, liability or duty of a Borrower under this Agreement or the Other Agreements or any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any Lien asserted by any Person in, upon or against the Collateral, provided, that Lender may take such actions with respect to Permitted Liens only after the occurrence and during the continuance of an Event of Default. All sums paid by Lender in respect thereof and all costs, fees and expenses, including, without limitation, reasonable attorney fees, all court costs and all other charges relating thereto incurred by Lender shall constitute Obligations payable by Borrowers to Lender on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

            (c) Possessory Collateral. Immediately upon a Borrower's receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including, without limitation, any Tangible Chattel Paper and any Investment Property consisting of Certificated Securities, such Borrower shall deliver the original thereof to Lender together with an appropriate endorsement or other specific evidence of assignment thereof to Lender (in form and substance acceptable to Lender). If an endorsement or assignment of any such items shall not be made for any reason, Lender is hereby irrevocably authorized, as each Borrower's attorney and agent-in-fact, to endorse or assign the same on such Borrower's behalf.

            (d) Electronic Chattel Paper. To the extent that a Borrower obtains or maintains any Electronic Chattel Paper, such Borrower shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and, except as otherwise provided in clauses (iv),
(v) and (vi) below, unalterable, (ii) the authoritative copy identifies Lender as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by the Lender or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Lender, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

            (e) Letter-of-Credit Rights. If Borrower at any time is a beneficiary under a letter of credit now or hereafter issued in favor of Borrower, at the request and option of Lender, Borrower shall, pursuant to an agreement in form and substance satisfactory to Lender, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Lender of the proceeds of any drawing under the letter of credit, or (ii) arrange for Lender to become the transferee beneficiary of the letter of credit, with Lender agreeing, in each case, that the proceeds of any drawing under the letter to credit are to be applied as provided in this Agreement.

            (f) Third-Party Collateral. If Borrower shall at any time hold or acquire an interest in Collateral in the possession of a third party (other than Certificated Securities and Goods covered by a Document), Borrower shall immediately obtain an acknowledgment from the third party that it is holding such Collateral for the benefit of the Lender and a collateral access agreement in favor of Lender in form and substance satisfactory to Lender.

            (g) Deposit Account. Borrower shall deliver to Lender with respect to each Deposit Account maintained by Borrower now or hereafter (other than with Lender) and that is permitted hereby, upon obtaining an interest in such Deposit Account, a deposit account control agreement in form and substance satisfactory to Lender, executed by the financial institution at which such account is maintained, and shall take such other actions as Lender may request to ensure that Lender's security interest in such account is perfected by control as such term is used in UCC Section 9-104.

      6. PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN. Each Borrower shall, at Lender's request, at any time and from time to time, authenticate, execute and deliver to Lender such financing statements, documents and other agreements and instruments (and pay the costs of filing or recording the same in all public offices deemed necessary or desirable by Lender) and do such other acts and things or cause third parties to do such other acts and things as Lender may deem necessary or desirable in its sole discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender (free and clear of all other Liens, except Permitted Liens) to secure payment of the Obligations, and in order to facilitate the collection of the Collateral. Each Borrower irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as such Borrower's true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Lender's security interest in the Collateral. Each Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement; each Borrower further ratifies and confirms the prior filing by Lender of any and all financing statements which identify such Borrower as debtor, Lender as secured party and any or all Collateral as collateral.

      7. POSSESSION OF COLLATERAL AND RELATED MATTERS. Until otherwise notified by Lender following the occurrence of an Event of Default, each Borrower shall have the right, except as otherwise provided in this Agreement, in the ordinary course of such Borrower's business, to (a) sell, lease or furnish under contracts of service any of such Borrower's Inventory normally held by such Borrower for any such purpose; and (b) use and consume any raw materials, work in process or other materials normally held by such Borrower for such purpose; and (c) dispose of obsolete or unuseful Equipment so long as all of the proceeds thereof are paid to Lender for application to the Obligations (except for such proceeds as are required to be delivered to the holder of a Permitted Lien which is prior in right of payment); provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by such Borrower.

      8. COLLECTIONS.

            (a) Each Borrower shall direct all of its Account Debtors to make all payments on the Accounts directly to a post office box (the "Lock Box") designated by, and under the exclusive control of, Lender. Each Borrower shall establish an account (the "Lock Box Account") in Lender's name with Lender, into which all payments received in the Lock Box shall be deposited, and into which such Borrower will immediately deposit all payments received by such Borrower on Accounts in the identical form in which such payments were received, whether by cash or check. If a Borrower, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of a Borrower or any Affiliate or Subsidiary, or any other Person acting for or in concert with a Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts or other Collateral, such Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Lender and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lock Box Account. Each Borrower agrees that all payments made to such Lock Box Account or otherwise received by Lender, whether in respect of the Accounts or as Proceeds of other Collateral or otherwise (except for proceeds of Collateral which are required to be delivered to the holder of a Permitted Lien which is prior in right of payment), will be applied on account of the Obligations in accordance with the terms of this Agreement. Each Borrower agrees to pay all fees, costs and expenses in connection with opening and maintaining the Lock Box and Lock Box Account. All of such fees, costs and expenses shall constitute Obligations hereunder, shall be payable to Lender by Borrowers upon demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. All checks, drafts, instruments and other items of payment or Proceeds of Collateral shall be endorsed by the applicable Borrower to Lender, and, if that endorsement of any such item shall not be made for any reason, Lender is hereby irrevocably authorized to endorse the same on such Borrower's behalf. For the purpose of this section, each Borrower irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as such Borrower's true and lawful attorney and agent-in-fact (i) to endorse such Borrower's name upon said items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of such Borrower or Goods pertaining thereto;
(ii) to take control in any manner of any item of payment or Proceeds thereof and (iii) to have access to any lock box or postal box into which any of such Borrower's mail is deposited, and open and process all mail addressed to such Borrower and deposited therein.

            (b) Lender may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Obligations, (i) enforce collection of any of Borrowers' Accounts or other amounts owed to a Borrower by suit or otherwise; (ii) exercise all of such Borrower's rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to such Borrower; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to such Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of such Borrower or other amount owed to such Borrower upon such terms, for such amount and at such time or times as Lender deems advisable;
(v) prepare, file and sign such Borrower's name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to such Borrower; and (vi) do all other acts and things which are necessary, in Lender's sole discretion, to fulfill such Borrower's obligations under this Agreement and the Other Agreements and to allow Lender to collect the Accounts or other amounts owed to such Borrower. In addition to any other provision hereof, Lender may at any time, whether before or after the occurrence and during the continuance of an Event of Default, at Borrowers' expense, notify any parties obligated on any of the Accounts to make payment directly to Lender of any amounts due or to become due thereunder.

            (c) For purposes of calculating interest and fees, Lender shall, within two (2) Business Days after receipt by Lender at its office in Chicago, Illinois of (i) checks and (ii) cash or other immediately available funds from collections of items of payment and Proceeds of any Collateral, apply the whole or any part of such collections or Proceeds against the Obligations in such order as Lender shall determine in its sole discretion. For purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and Proceeds of any Collateral shall be applied in whole or in part against the Obligations, in such order as Lender shall determine in its sole discretion, on the day of receipt, subject to actual collection.

            (d) On a monthly basis, Lender shall deliver to Borrowers an account statement showing all Loans, charges and payments, which shall be deemed final, binding and conclusive upon Borrowers unless a Borrower notifies Lender in writing, specifying any error therein, within thirty (30) days of the date such account statement is sent to Borrowers, and any such notice shall only constitute an objection to the items specifically identified.

      9. COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES.

            (a) Weekly Reports. Each Borrower shall deliver to Lender an executed borrowing base certificate in the form of Exhibit B on a weekly basis (via facsimile with original to follow via U.S. Mail), and otherwise, from time to time, to the extent requested by Lender in connection with any Revolving Loan requested of Borrowers which shall be accompanied by copies of such Borrower's sales journal, cash receipts journal and credit memo journal for the relevant period. Such borrowing base certificate shall reflect the activity of such Borrower with respect to Accounts for the immediately preceding period, and shall be in a form and with such specificity as is satisfactory to Lender and shall contain such additional information concerning Accounts and Inventory as may be requested by Lender, including, without limitation, but only if specifically requested by Lender, copies of all invoices prepared in connection with such Accounts.

            (b) Monthly Reports. Borrowers shall deliver to Lender, in addition to any other reports, as soon as practicable and in any event: (i) within ten
(10) days after the end of each month, (A) a detailed trial balance of each Borrower's Accounts aged per invoice date, in form and substance reasonably satisfactory to Lender, including, without limitation, the names and addresses of all Account Debtors of each Borrower, and (B) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as Lender may require in its sole discretion), including a listing of any held checks; (ii) within ten (10) days after the end of each month, the general ledger inventory account balance, a perpetual inventory report and Lender's standard form of Inventory report then in effect or the form most recently requested from Borrowers by Lender, for each Borrower by each category of Inventory, together with a description of the monthly change in each category of Inventory; and (iii) within ten (10) days after the end of each month, a month-end Borrowing Base Certificate that reconciles to all month-end reports, in form and substance acceptable to Lender.

            (c) Financial Statements. Borrowers shall deliver to Lender the following financial information, all of which shall be prepared in accordance with GAAP consistently applied, and shall be accompanied by a certificate in the form of Exhibit B hereto, which compliance certificate ("Compliance Certificate") signed by the Chief Financial Officer or President of Borrowers, which shall (x) set forth in reasonable detail the calculations for the financial covenants contained in Section 14 hereof and (y) state that, based upon an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing the steps begin taken by Borrowers with respect thereto: (i) no later than thirty (30) days after each calendar month, copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, of such Borrowers from and after the month ending April 30, 2004 on a consolidated and consolidating (separately for each Borrower) basis, certified by the chief financial officer of each Borrower; (ii) no later than thirty (30) days after the end of each of the first three quarters of each Borrower's Fiscal Year, copies of internally prepared financial statements, including, without limitation, balance sheets, statements of income, retained earnings, cash flows and reconciliation of surplus of Borrowers on a consolidated and consolidating (separately for each Borrower) basis, certified by the chief financial officer of Borrowers; and (iii) no later than ninety (90) days after the end of each of Borrowers' Fiscal Years, audited annual consolidated and consolidating (separately for each Borrower) financial statements with an unqualified opinion by independent certified public accountants selected by Borrowers and reasonably satisfactory to Lender, which financial statements shall be accompanied by (A) a letter from such accountants acknowledging that they are aware that a primary intent of Borrowers in obtaining such financial statements is to influence Lender and that Lender is relying upon such financial statements in connection with the exercise of its rights hereunder, provided, that Borrower shall only be required to use its reasonable efforts exercised in good faith to obtain such letter; and (B) copies of any management letters sent to a Borrower by such accountants.

            (d) Annual Projections. As soon as practicable and in any event no less than thirty (30) days prior to the beginning of each Fiscal Year, Borrowers shall deliver to Lender projected balance sheets, statements of income and cash flow for Borrowers on a consolidated and consolidating basis, for each of the twelve (12) months during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Lender.

            (e) Explanation of Budgets and Projections. In conjunction with the delivery of the annual presentation of projections or budgets referred to in Subsection 9(d) above, Borrowers shall deliver a letter, signed by the president or a vice president of each Borrower and by the treasurer or chief financial officer of each Borrower, describing, comparing and analyzing, in detail, all changes and developments between the anticipated financial results included in such projections or budgets and the historical financial statements of Borrowers.

            (f) Public Reporting. Promptly upon the filing thereof, each Borrower shall deliver to Lender copies of all registration statements and annual, quarterly, monthly or other regular reports which such Borrower or any of its Subsidiaries files with the Securities and Exchange Commission, as well as promptly providing to Lender copies of any reports and proxy statements delivered to its shareholders.

            (g) Appraisals. Borrowers shall deliver (i) an updated Equipment appraisal in form and substance acceptable to Lender, no later than March 31, 2004 (the "Initial 2004 M & E Appraisal") and (ii) an Inventory appraisal, in form and substance acceptable to Lender, on or before March 31, 2004 and thereafter not less frequently than once every 180 days.

            (h) Other Information. Promptly following request therefor by Lender, such other business or financial data, reports, appraisals and projections as Lender may reasonably request.

      10. TERMINATION; AUTOMATIC RENEWAL. THIS AGREEMENT SHALL BE IN EFFECT FOR A PERIOD OF TWO (2) YEARS FROM THE DATE HEREOF UNTIL DECEMBER 31, 2005 (THE "ORIGINAL TERM") AND SHALL AUTOMATICALLY RENEW ITSELF FROM YEAR TO YEAR THEREAFTER (EACH SUCH ONE-YEAR RENEWAL BEING REFERRED TO HEREIN AS A "RENEWAL TERM") UNLESS (A) THE DUE DATE OF THE OBLIGATIONS IS ACCELERATED PURSUANT TO
SECTION 16 HEREOF; OR (B) A BORROWER OR LENDER ELECTS TO TERMINATE THIS AGREEMENT AT THE END OF THE ORIGINAL TERM OR AT THE END OF ANY RENEWAL TERM BY GIVING THE OTHER PARTY WRITTEN NOTICE OF SUCH ELECTION AT LEAST NINETY (90) DAYS PRIOR TO THE END OF THE ORIGINAL TERM OR THE THEN-CURRENT RENEWAL TERM AND IN WHICH CASE BORROWERS SHALL PAY ALL OF THE OBLIGATIONS IN FULL ON THE LAST DAY OF SUCH TERM. If one or more of the events specified in clauses (A) or (B) occurs or this Agreement otherwise expires, then (i) Lender shall not make any additional Loans on or after the date identified as the date on which the Obligations are to be repaid; and (ii) this Agreement shall terminate on the date thereafter that the Obligations are paid in full. At such time as Borrowers have repaid all of the Obligations and this Agreement has terminated, each Borrower shall deliver to Lender a release, in form and substance satisfactory to Lender, of all obligations and liabilities of Lender and its officers, directors, employees, agents, parents, subsidiaries and affiliates to such Borrower, and, if such Borrower is obtaining new financing from another lender, such Borrower shall deliver such lender's indemnification of Lender, in form and substance satisfactory to Lender, for checks which Lender has credited to such Borrower's account but which subsequently are dishonored for any reason or for automatic clearinghouse or wire transfers not yet posted to such Borrower's account. If, during the term of this Agreement, Borrowers prepay all of the Obligations from any source other than income from the ordinary-course operations of Borrowers' business and this Agreement is terminated, Borrowers jointly and severally agree to pay to Lender as a prepayment fee, in addition to the payment of all other Obligations, an amount equal to (i) three percent (3%) of the Maximum Loan Limit if such prepayment occurs at least one (1) year prior to the end of the Original Term, or (ii) two percent (2%) of the Maximum Loan Limit if such prepayment occurs less than one (1) year prior to the end of the Original Term or any then-current Renewal Term; provided, however, such prepayment fee shall be waived if repayment is made within ninety
(90) days prior to the end of the Original Term or any then current Renewal
Term.

      11. REPRESENTATIONS AND WARRANTIES. Each Borrower hereby represents and warrants to Lender, which representations and warranties (whether appearing in this Section 11 or elsewhere) shall be true at the time of Borrowers' execution hereof and the closing of the transactions described herein or related hereto, shall remain true until the repayment in full and satisfaction of all the Obligations and termination of this Agreement, and shall be remade by each Borrower at the time each Loan is made pursuant to this Agreement.

            (a) Financial Statements and Other Information. The financial statements and other information delivered or to be delivered by Borrowers to Lender at or prior to the date of this Agreement fairly present, in all material respects, the financial condition of Borrowers, and there has been no adverse change in the financial condition, the operations or any other status of a Borrower since the date of the financial statements delivered to Lender most recently prior to the date of this Agreement. All written information now or heretofore furnished by each Borrower to Lender is true and correct as of the date with respect to which such information was furnished.

            (b) Locations; Certain Collateral. The office where each Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, each Borrower's principal place of business and all of each Borrower's other places of business, locations of Collateral and post office boxes and locations of bank accounts are as set forth in Schedule 11(b) and at other locations within the continental United States of which Lender has been advised by a Borrower in accordance with Subsection 12(b)(i). The Collateral, including, without limitation, the Equipment (except any part thereof which a Borrower shall have advised Lender in writing consists of Collateral normally used in more than one state) is kept, or, in the case of vehicles, based, only at the addresses set forth on Schedule 11(b), and at other locations within the continental United States of which Lender has been advised by a Borrower in writing in accordance with Subsection 12(b)(i) hereof. Schedule 11(b) hereto contains a complete listing of all of Borrower's (a) Intellectual Property which is subject to registration statutes and licenses of Intellectual Property to which Borrower is a party (whether as licensor or licensee), (b) Instruments (other than Instruments deposited for collection in the ordinary course of business), (c) Deposit Accounts, (d) Investment Property, (e) Letter-of-Credit Rights, (f) Chattel Paper, (g) Documents, (h) Commercial Tort Claims, (i) Collateral which is subject to certificate of title statutes and (j) tangible Collateral located with any bailee, warehousemen or other third parties.

            (c) Loans by Borrower. No Borrower has made any loans or advances to any Affiliate or other Person except for advances authorized hereunder to employees, officers and directors of such Borrower for travel and other expenses arising in the ordinary course of such Borrower's business and loans permitted pursuant to Subsection 13(e) hereof.

            (d) Accounts and Inventory. Each Account or item of Inventory which a Borrower shall, expressly or by implication, request Lender to classify as an Eligible Account or as Eligible Inventory, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of

"Eligible Account" and "Eligible Inventory" as set forth herein and as otherwise established by Lender from time to time.

            (e) Liens. Each Borrower is the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by such Borrower, free from all Liens, other than the Permitted Liens.

            (f) Organization, Authority and No Conflict. Each Borrower is a corporation, duly organized, validly existing and in good standing in the State of Illinois, and such Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary or, if such Borrower is not so qualified, such Borrower may cure any such failure without losing any of its rights, incurring any Liens or material penalties or otherwise affecting Lender's rights. CTI Industries' State Organization Identification Number is 6178-634-1 and CTI Helium's State Organizational Identification Number is 6201-017-7. Each Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements and perform its obligations hereunder and thereunder. Each Borrower's execution, delivery and performance of this Agreement and the Other Agreements do not conflict with the provisions of the organizational documents of such Borrower, any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on such Borrower, except for conflicts with agreements, contracts or other documents which would not have a Material Adverse Effect on such Borrower, and each Borrower's execution, delivery and performance of this Agreement and the Other Agreements shall not result in the imposition of any Lien upon any of such Borrower's property (other than Permitted Liens) under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which such Borrower or any of its property may be bound or affected.

            (g) Litigation. Except as disclosed to Lender on Schedule 11(g) hereto, there are no actions or proceedings which are pending or, to the best of Borrower's knowledge, threatened against a Borrower which are, in the determination of Lender, reasonably likely to have a Material Adverse Effect on such Borrower, and each Borrower shall, promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to Lender.

            (h) Compliance with Laws and Maintenance of Permits. Each Borrower has obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on such Borrower. Each Borrower is in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure to comply with which would have a Material Adverse Effect on such Borrower.

            (i) Affiliate Transactions. Except as set forth on Schedule 11(i) hereto or as permitted pursuant to Subsection 11(c) hereof, no Borrower is conducting, permitting or suffering to be conducted, transactions with any Affiliate other than transactions with Affiliates for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Borrower than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

            (j) Names and Trade Names. Each Borrower's name has always been as set forth on the first page of this Agreement and no Borrower uses trade names, assumed names, fictitious names or division names in the operation of its business, except as set forth on Schedule 11(j) hereto.

            (k) Equipment. Except for Permitted Liens, each Borrower has good and indefeasible and merchantable title to and ownership of all Equipment. No Equipment is a Fixture to real estate unless such real estate is owned by such Borrower and is subject to a mortgage or mortgagee agreement in favor of Lender or, if such real estate is leased, is subject to a landlord's agreement in favor of Lender on terms acceptable to Lender, or an accession to other personal property unless such personal property is subject to a first-priority Lien in favor of Lender.

            (l) Enforceability. This Agreement and the Other Agreements to which a Borrower is a party are the legal, valid and binding obligations of such Borrower and are enforceable against such Borrower in accordance with their respective terms.

            (m) Solvency. Each Borrower, after giving effect to the transactions contemplated hereby, is solvent, is able to pay its debts as they become due, has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Other Agreements or by completion of the transactions contemplated hereunder or thereunder.

            (n) Indebtedness. Except as set forth on Schedule 11(n) hereto, no Borrower is obligated (directly or indirectly) for any Indebtedness other than the Loans.

            (o) Margin Security and Use of Proceeds. No Borrower owns any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

            (p) Parent, Subsidiaries and Affiliates. Except as set forth on
Schedule 11(p) hereto, no Borrower has any Parents, Subsidiaries or other Affiliates or divisions, nor is any Borrower engaged in any joint venture or partnership with any other Person.

            (q) No Defaults. No Borrower is in default under any material contract, lease or commitment to which it is a party or by which it is bound, nor does any Borrower know of any dispute regarding any contract, lease or commitment which would have a Material Adverse Effect on such Borrower.

            (r) Employee Matters. There are no controversies pending or threatened between a Borrower and any of its employees, agents or independent contractors, other than employee grievances arising in the ordinary course of business which would not, in the aggregate, have a Material Adverse Effect on such Borrower, and each Borrower is in compliance with all federal and state laws respecting employment and employment terms, conditions and practices except for such noncompliance as would not have a Material Adverse Effect on such Borrower.

            (s) Intellectual Property. All patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names of each Borrower are listed on Schedule 11(s) hereto, and each Borrower possesses adequate licenses with respect thereto or necessary to continue to conduct its business as heretofore conducted by it except to the extent that the failure to possess such items would not have a Material Adverse Effect on Borrower and each such license is described on Schedule 11(s) hereto.

            (t) Environmental Matters. No Borrower has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder, and the operations of each Borrower comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of each Borrower's knowledge threatened with respect to any noncompliance with or violation of the requirements of any Environmental Law by a Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter which affects a Borrower or its business, operations or assets or any properties at which a Borrower has transported, stored or disposed of any Hazardous Materials. No Borrower has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

            (u) ERISA Matters. Each Borrower has paid and discharged all obligations and liabilities arising under ERISA of a character which, if unpaid or unperformed, might result in the imposition of a Lien against any of its properties or assets.

            (v) Collective Enterprise. Borrowers are engaged in the businesses of purchasing, selling, distributing, developing and/or manufacturing helium gas and/or balloons, punch balls and other inflatable toy products, films and flexible containers as of the date hereof, as well as in certain other businesses. These operations require financing on a basis such that the credit supplied can be made available from time to time to Borrowers, as required for the continued successful operation of Borrowers taken as a whole. Borrowers have requested the Lender make credit available hereunder primarily for the purposes of Subsection 12(g) and generally for the purposes of financing the operations of Borrowers. Each Borrower expects to derive benefit (and the Board of Directors of each Borrower has determined that such Borrower may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by Lender hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of each Borrower is dependent on the continued successful performance of the functions of the group as a whole. Each Borrower acknowledges that, but for the agreement of each of the other Borrowers to execute and deliver this Agreement, Lender would not have made available the credit facilities established hereby on the terms set forth herein.

      12. AFFIRMATIVE COVENANTS. Until payment and satisfaction in full of all Obligations and termination of this Agreement, unless Borrowers obtain Lender's prior written consent waiving or modifying any of Borrowers' covenants hereunder in any specific instance, each Borrower covenants and agrees as follows:

            (a) Maintenance of Records. Each Borrower shall at all times keep accurate and complete books, records and accounts with respect to all of such Borrower's business activities, in accordance with sound accounting practices and GAAP consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on
Schedule 11(b).

            (b) Notices. Each Borrower shall:

                  (i) Locations. Promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Lender of the proposed opening of any new place of business or new location of Collateral, the closing of any existing place of business or location of Collateral, any change of in the location of such Borrower's books, records and accounts (or copies thereof), the opening or closing of any post office box, the opening or closing of any bank account or, if any of the Collateral consists of Goods of a type normally used in more than one state, the use of any such Goods in any state other than a state in which such Borrower has previously advised Lender that such Goods will be used.

                  (ii) Eligible Accounts and Inventory. Promptly upon becoming aware thereof, notify Lender if any Account or Inventory identified by such Borrower to Lender as an Eligible Account or Eligible Inventory becomes ineligible for any reason.

                  (iii) Litigation and Proceedings. Promptly upon becoming aware thereof, notify Lender of any actions or proceedings which are pending or threatened against such Borrower which might have a Material Adverse Effect on such Borrower and of any Commercial Tort Claims of such Borrower which may arise, which notice shall constitute such Borrower's authorization to amend Schedule 11(b) to add such Commercial Tort Claim.

                  (iv) Names and Trade Names. Notify Lender within ten (10) days of the change of its name or the use of any trade name, assumed name, fictitious name or division name not previously disclosed to Lender in writing.

                  (v) ERISA Matters. Promptly notify Lender of (x) the occurrence of any "reportable event" (as defined in ERISA) which might result in the termination by the Pension Benefit Guaranty Corporation (the "PBGC") of any employee benefit plan ("Plan") covering any officers or employees of such Borrower, any benefits of which are, or are required to be, guaranteed by the PBGC,
      (y) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor or (z) its intention to terminate or withdraw from any Plan.

                  (vi) Environmental Matters. Immediately notify Lender upon becoming aware of any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any noncompliance with or violation of the requirements of any Environmental Law by such Borrower or the generation, use, storage, treatment, transportation, manufacture handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter which affects such Borrower or its business operations or assets or any properties at which such Borrower has transported, stored or disposed of any Hazardous Materials unless the foregoing could not reasonably be expected to have a Material Adverse Effect on Borrower.

                  (vii) Default; Material Adverse Change. Promptly advise Lender of any material adverse change in the business, property, assets, prospects, operations or condition, financial or otherwise, of such Borrower, the occurrence of any Event of Default hereunder or the occurrence of any event which, if uncured, will become an Event of Default after notice or lapse of time, or both.

                  (viii) Subordinated Debt. Promptly advise Lender of any default or any event which, with the giving of notice or lapse of time, or both, would constitute a default, under any subordination agreement relative to Subordinated Debt, or any agreement, instrument or document evidencing or relating to any Subordinated Debt, and a certificate of a authorized officer of Borrower specifying the nature thereof and Borrower's proposed response thereto, in reasonable detail.

All of the foregoing notices shall be provided by Borrowers to Lender in writing.

            (c) Compliance with Laws and Maintenance of Permits. Each Borrower shall maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits the lack of which would have a Material Adverse Effect on such Borrower, and each Borrower shall remain in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure to comply with which would have a Material Adverse Effect on such Borrower. Following any determination by Lender that there is noncompliance, or any condition which requires any action by or on behalf of a Borrower in order to avoid noncompliance, with any Environmental Law, such Borrower shall at such Borrower's expense cause an independent environmental engineer acceptable to Lender to conduct such tests of the relevant site(s) as are appropriate and prepare and deliver a report setting forth the results of such tests, a proposed plan for remediation and an estimate of the costs thereof.

            (d) Inspection and Audits. Each Borrower shall permit Lender, or any Persons designated by it, to call at such Borrower's places of business at any reasonable times and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from such Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to such Borrower's business, the Collateral or any transactions between the parties hereto, and Lender shall have the right to make such verification concerning such Borrower's business as Lender may consider reasonable under the circumstances. Each Borrower shall furnish to Lender such information relevant to Lender's rights under this Agreement and the Other Agreements as Lender shall at any time and from time to time request. Lender, through its officers, employees or agents shall have the right, at any time and from time to time, in Lender's name, to verify the validity, amount or any other matter relating to any of such Borrower's Accounts, by mail, telephone, telecopy, electronic mail or otherwise. Each Borrower authorizes Lender to discuss the affairs, finances and business of such Borrower with any officers, employees or directors of such Borrower, or with its Parent or any Affiliate or the officers, employees or directors of its Parent or any Affiliate, and to discuss the financial condition of such Borrower with such Borrower's independent public accountants. Any such discussions shall be without liability to Lender or to Borrowers' independent public accountants. Borrowers shall pay to Lender all customary fees (currently $750 per person per day) and all costs and out-of-pocket expenses incurred by Lender in the exercise of its rights hereunder, and all of such fees, costs and expenses shall constitute Obligations hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. So long as no Event of Default exists, Lender intends to conduct audits based upon a 90 day audit schedule and so long as no Event of Default exists, Lender shall use reasonable efforts to notify Borrowers of any change in such audit schedule.

            (e) Insurance. Each Borrower shall:

                  (i) Keep the Collateral properly housed and insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of such Borrower, with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be satisfactory to Lender. Original (or certified) copies of such policies of insurance have been or shall be, within ninety (90) days of the date hereof, delivered to Lender, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to Lender, showing loss under such insurance policies payable to Lender. Such endorsement, or an independent instrument furnished to Lender, shall provide that the insurance company shall give Lender at least thirty (30) days' written notice before any such policy of insurance is altered or cancelled and that no act, whether willful or negligent, or default of such Borrower or any other Person shall affect the right of Lender to recover under such policy of insurance in case of loss or damage. In addition, each Borrower shall cause to be executed and delivered to Lender an assignment of proceeds of its business interruption insurance policies. Each Borrower hereby directs all insurers under all policies of insurance to pay all proceeds payable thereunder directly to Lender. Each Borrower irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender) as such Borrower's true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance, provided however, that if no Event of Default shall have occurred and is continuing, Borrower may make, settle and adjust claims involving less than $25,000 in the aggregate without Lenders' consent.

                  (ii) Maintain, at its expense, such public liability and third-party property damage insurance as is customary for Persons engaged in businesses similar to that of such Borrower with such companies and in such amounts, with such deductibles and under policies in such form as shall be satisfactory to Lender and original (or certified) copies of such policies have been or shall be, within ninety (90) days after the date hereof, delivered to Lender, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Lender as additional insured thereunder and providing that the insurance company shall give Lender at least thirty (30) days' written notice before any such policy shall be altered or cancelled.

If a Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then Lender, without waiving or releasing any obligation or default by Borrowers hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Lender deems advisable. Such insurance, if obtained by Lender, may, but need not, protect such Borrower's interests or pay any claim made by or against such Borrower with respect to the Collateral. Such insurance may be more expensive than the cost of insurance such Borrower may be able to obtain on its own and may be cancelled only upon such Borrower providing evidence that it has obtained the insurance as required above. All sums disbursed by Lender in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys' fees, shall constitute Loans hereunder, shall be payable on demand by Borrowers to Lender and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

            (f) Collateral. Each Borrower shall keep the Collateral in good condition, repair and order and shall make all necessary repairs to the Equipment and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained in all material respects. Each Borrower shall permit Lender to examine any of the Collateral at any time and wherever the Collateral may be located, and each Borrower shall, immediately upon request therefor by Lender, deliver to Lender any and all evidence of ownership of any of the Equipment, including, without limitation, certificates of title and applications of title. Each Borrower shall, at the request of Lender, indicate on its records concerning the Collateral a notation, in form satisfactory to Lender, of the security interest of Lender hereunder. If, prior to the termination of this Agreement, Borrower shall obtain rights to any new Collateral of the type described in the last sentence of Subsection 11(b), Borrower shall notify Lender in writing (with reasonable detail) of such changes at least once every thirty (30) days. Borrower hereby authorizes Lender to unilaterally modify this Agreement by amending Schedule 11(b) to include any such Collateral. Notwithstanding the foregoing, Borrower hereby agrees that Lender's security interest shall extend to all such Collateral, regardless of whether Lender actually amends Schedule 11(b).

            (g) Use of Proceeds. All monies and other property obtained by a Borrower from Lender pursuant to this Agreement shall be used solely for the refinancing of certain indebtedness of each Borrower and for business purposes of such Borrower.

            (h) Taxes. Each Borrower shall file all required tax returns and pay all of its taxes when due, subject to any extensions granted by the applicable taxing authority, including, without limitation, taxes imposed by federal, state or municipal agencies, and shall cause any Liens for taxes to be promptly released; provided, that such Borrower shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (i) the amount so contested is shown on such Borrower's financial statements; (ii) the contesting of any such payment does not give rise to a Lien for taxes; (iii) such Borrower keeps on deposit with Lender (such deposit to be held without interest) or a reserve is maintained against such Borrower's availability to borrow money under Subsection 2(a), in either case in an amount of money which, in the sole judgment of Lender, is sufficient to pay such taxes and any interest or penalties that may accrue thereon; and (iv) if such Borrower fails to prosecute such contest with reasonable diligence, Lender may apply the money so deposited in payment of such taxes. If a Borrower fails to pay any such taxes and in the absence of any such contest by such Borrower, Lender may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any Lien therefor, and any sums so advanced by Lender shall constitute Loans hereunder, shall be payable by such Borrower to Lender on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

            (i) Intellectual Property. Each Borrower shall maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it unless the failure to maintain any of the foregoing could not reasonably be expected to have a Material Adverse Effect on such Borrower.

            (j) Financial Services Accounts. Each Borrower covenants and agrees, at all times during the term of this Agreement, to utilize the Lender as its primary bank of account and depository for all financial services, including all receipts, disbursements, cash management and related services. In the event that the average collected balances of each Borrower are not sufficient to cover the costs of related activity, the account of such Borrower will be subject to the standard charges of the Lender, which shall be debited against such account on a monthly basis.

            (k) Key Man Insurance. The Borrowers shall at all times (i) maintain key man life insurance on the life of Mr. Howard Schwan in a face amount equal to at least Two Million and No/100 Dollars ($2,000,000), in form and substance, and issued by an insurance company, acceptable to Lender in its sole discretion (collectively, the "Key Man Insurance"), and (ii) cause the Key Man Insurance and all proceeds thereof to be validly assigned to Lender, and subject to the first priority perfected security interest of Lender, and subject to no other Lien other than Permitted Liens. Borrowers shall obtain such policy and deliver an assignment executed on behalf of the insurer and reasonably acceptable to Lender on the Closing Date.

            (l) Keepwell Obligations. Borrowers shall deliver to Lender a Keepwell Agreement in favor of Lender of certain principal shareholders of Borrowers (which are acceptable to Lender), pursuant to which such principals shall agree to, at the option of Lender in its sole discretion, either (i) a Subordinated Debt investment into CTI Industries, or (ii) execute and deliver to Lender an individual guaranty of the Obligations of the Borrowers, in each case (collectively, the "Principal Investment Amount") in an amount not less than the following:

      (A) If the orderly liquidation value of the Equipment of the Borrowers set forth in the Initial 2004 M & E Appraisal is less than $4,120,000, then such Principal Investment Amount shall be an amount equal to the positive difference between (x) $4,120,000 and (y) the amount set forth in the Initial 2002 M & E Appraisal for the orderly liquidation value of the Equipment of Borrowers; and

      (B) If the forced liquidation value of the Equipment of Borrowers as set forth in the Initial 2002 M & E Appraisal is less than the then outstanding principal amount of the Term Loan, then the Principal Investment Amount shall be an amount equal to the positive difference between (x) the amount of the forced liquidation value of the Equipment of Borrowers as set forth in the Initial 2004 M & E Appraisal, and (y) the then outstanding principal amount of the Term Loan, as of the date of such Initial 2004 M & E Appraisal.

      13. NEGATIVE COVENANTS. Until payment and satisfaction in full of all Obligations and termination of this Agreement, unless Borrowers obtain Lender's prior written consent waiving or modifying any of Borrowers' covenants hereunder in any specific instance, each Borrower agrees as follows:

            (a) Indebtedness. No Borrower shall create, incur, assume or become obligated (directly or indirectly), for any Indebtedness other than the Loans, except that a Borrower may (i) incur Subordinated Debt; (ii) maintain its present Indebtedness listed on Schedule 11(n) hereto; and (iii) incur purchase money Indebtedness or Capital Lease Obligations in connection with Capital Expenditures permitted pursuant to Subsection 14(c) hereof. Borrower shall not make any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with the Subordination Agreement relative thereto or the subordination provisions thereof; or amend or modify any agreement, instrument or document evidencing or relating to any Subordinated Debt. Borrowers may make regularly scheduled payments in respect of Subordinated Debt existing as of the Closing Date (and not prepayments) of (i) interest only, not to exceed an aggregate amount of $210,000 in any Fiscal Year of Borrowers, and (ii) principal not to exceed an aggregate amount of $60,000 in any Fiscal Year of Borrowers, in each case if and only to the extent that, after giving effect to such payment:
(x) no Default or Event of Default exists or would result from such payment, and
(y) Borrowers will have Excess Availability of not less than $150,000.

            (b) Liens. No Borrower shall grant or permit to exist (voluntarily or involuntarily) any Lien on any of its assets, other than Permitted Liens.

            (c) Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business. No Borrower shall (i) enter into any merger or consolidation; (ii) change its state of organization or enter into any transaction which has the effect of changing its state of organization; (iii) sell, lease or otherwise dispose of any of its assets other than in the ordinary course of business; (iv) purchase the stock, other equity interests or all or a material portion of the assets of any Person or division of such Person; or (v) enter into any other transaction outside the ordinary course of such Borrower's business, including, without limitation, any purchase, redemption or retirement of any shares of any class of its stock or any other equity interest, and any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock or any other equity interest. No Borrower shall form any Subsidiaries or enter into any joint ventures or partnerships with any other Person.

            (d) Dividends and Distributions. No Borrower shall declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock (if such Borrower is a corporation) or on account of any equity interest in such Borrower (if such Borrower is a partnership, limited liability company or other type of entity).

            (e) Investments; Loans. No Borrower shall purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than direct obligations of the United States, obligations insured by the Federal Deposit Insurance Corporation and obligations unconditionally guaranteed by the United States; nor shall a Borrower lend or otherwise advance funds to any Person except for advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business.

            (f) Fundamental Changes, Line of Business. No Borrower shall amend its organizational documents or change its Fiscal Year or enter into a new line of business materially different from such Borrower's current business unless
(i) such actions would not have a Material Adverse Effect on any Borrower; (ii) such actions would not affect the obligations of any Borrower to Lender; (iii) such actions would not affect the interpretation of any of the terms of this Agreement or the Other Agreements and (iv) Lender has received ten (10) days' prior written notice of such amendment or change.

            (g) Equipment. No Borrower shall (i) permit any Equipment to become a Fixture to real property unless such real property is owned by such Borrower and is subject to a mortgage in favor of Lender or, if such real property is leased, is subject to a landlord's agreement in favor of Lender on terms acceptable to Lender or (ii) permit any Equipment to become an accession to any other personal property unless such personal property is subject to a first-priority Lien in favor of Lender.

            (h) Affiliate Transactions. Except as set forth on Schedule 11(i) hereto or as permitted pursuant to Subsection 11(c) hereof, no Borrower shall conduct, permit or suffer to be conducted, transactions with Affiliates other than transactions for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Borrower than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

            (i) Settling of Accounts. Each Borrower shall not settle or adjust any Account identified by such Borrower as an Eligible Account or with respect to which the Account Debtor is an Affiliate without the consent of Lender, provided, that following the occurrence and during the continuance of an Event of Default, such Borrower shall not settle or adjust any Account without the consent of Lender.

            (j) Management Fees; Compensation. No Borrower shall pay any management or consulting fees to any shareholders of CTI Industries, or any management employees of CTI Industries (except to the extent described on Schedule 11(i) and existing as of the Closing Date), or pay annual aggregate compensation, whether as salary, bonus or otherwise, to all directors or officers of such Borrower in excess of one hundred ten percent (110%) of the aggregate compensation, whether as salary, bonus or otherwise, to all directors, and officers of such Borrower in effect on the date of this Agreement for the first year and one hundred ten percent (110%) of the prior year's aggregate compensation amount for each subsequent year. The aggregate annual compensation amount(s) shall be adjusted each year for the net addition or loss of directors or officers.

      14. FINANCIAL COVENANTS. Each Borrower shall maintain and keep (or cause to be maintained and kept, as the case may be) in full force and effect each of the financial covenants set forth below:

            (a) Tangible Net Worth. Borrowers' Tangible Net Worth shall not at any time be less than the Minimum Tangible Net Worth; "Minimum Tangible Net Worth" being defined for purposes of this Subsection as follows:

      (i) $2,200,000 for the period ending December 31, 2003;

      (ii) thereafter, from the first day of each Fiscal Year of Borrowers through the last day of such Fiscal Year of Borrowers, and at the last day of each fiscal quarter of Borrowers (on a year-to-date 12 month basis), the Minimum Tangible Net Worth during the immediately preceding Fiscal Year or fiscal quarter period, as applicable, plus eighty percent (80%) of Borrowers' net income (but without reduction for any net loss) for such year-to-date period, ending on the last day of the immediately preceding period as reflected on Borrowers' most recent financial statements delivered to Lender pursuant to
Section 9 hereof; and

      (iii) For each Fiscal Year of Borrower following the Fiscal Year ended December 31, 2003, the Minimum Tangible Net Worth amount calculated pursuant to clause "(ii)" above shall be based upon the Tangible Net Worth of Borrowers as of December 31 of the immediately preceding Fiscal Year;

      and "Tangible Net Worth" being defined for purposes of this Subsection as Borrowers' shareholders' equity (including retained earnings) less the book value of all intangible assets as determined solely by Lender on a consistent basis plus the amount of any amount of any Subordinated Debt, all as determined under GAAP applied on a consistent basis.

            (b) Fixed Charge Coverage. Borrowers shall not permit the ratio of their EBITDA to Fixed Charges for each period set forth below to be less than the ratio set forth below for the corresponding period set forth below.

                                  Period Ending                          Ratio
                                  -------------                          -----

            (i)      For the 3 months ending December 31, 2003        .95 to 1.0

            (ii)     For the 6 months ending March 31, 2004           1.0 to 1.0

            (iii)    For the 9 months ending June 30, 2004            .95 to 1.0

            (iv)     For the 12 months ending September 30, 2004      .90 to 1.0

            (v)      For the 12 months ending December 31, 2004       .90 to 1.0

            (vi)     As of the last day of the month ending each      1.0 to 1.0
                     fiscal quarter thereafter, for the four (4) fiscal quarters then ending

            (c) Capital Expenditure Limitations. Borrowers shall not make any Capital Expenditures if, after giving effect to such Capital Expenditure, the aggregate cost of all such fixed assets purchased or otherwise acquired would exceed Five Hundred Thousand and 00/100 Dollars ($500,000) during any Fiscal Year.

            (d) Operating Lease Obligations. Borrower shall not incur operating lease obligations requiring payments in excess of $100,000 in the aggregate during any Fiscal Year of Borrower.

      15. DEFAULT. The occurrence of any one or more of the following events shall constitute an "Event of Default" by Borrowers hereunder:

            (a) Payment. The failure of any Obligor to pay when due, declared due or demanded by Lender any of the Obligations.

            (b) Breach of this Agreement and the Other Agreements. The failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under this Agreement or any of the Other Agreements; provided that any such failure by any Borrower under Subsections 12(b)(i), (iv), (v), (vi), 12(c) and 12(i) of this Agreement shall not constitute an Event of Default hereunder until the fifteenth (15th) day following the occurrence thereof.

            (c) Breaches of Other Obligations. The failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under any other agreement with any Person if such failure might have a Material Adverse Effect on such Obligor, including under any subordination agreement relative to Subordinated Debt of such Obligor, or any agreement, instrument or document evidencing or relating to such Subordinated Debt.

            (d) Breach of Representations and Warranties. The making or furnishing by any Obligor to Lender of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the Other Agreements, or in connection with any other agreement between such Obligor and Lender, which is untrue or misleading in any respect.

            (e) Loss of Collateral. The loss, theft, damage or destruction of any of the Collateral in an amount in excess of $25,000 in the aggregate for all such events during any year of the Original Term or any Renewal Term as determined by Lender in its sole discretion determined in good faith, or (except as permitted hereby) the sale, lease or furnishing under a contract of service of any of the Collateral.

            (f) Levy, Seizure or Attachment. The making or any attempt by any Person to make any levy, seizure or attachment upon any of the Collateral.

            (g) Bankruptcy or Similar Proceedings. The commencement of any proceedings in bankruptcy by or against any Obligor or for the liquidation or reorganization of any Obligor, or alleging that such Obligor is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Obligor's debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or nonstatutory proceedings involving any Obligor; provided, however, that if such commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within forty-five (45) days after the commencement of such proceedings, though Lender shall have no obligation to make Loans or issue Letters of Credit to any Borrowers during such forty-five (45) day period or, if earlier, until such proceedings are dismissed.

            (h) Appointment of Receiver. The appointment of a receiver or trustee for any Obligor, for any of the Collateral or for any substantial part of any Obligor's assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Obligor which is a corporation, limited liability company or a partnership; provided, however, that if such appointment or commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within forty-five (45) days after the commencement of such proceedings, though Lender shall have no obligation to make Loans or issue Letters of Credit to Borrowers during such forty-five (45) day period or, if earlier, until such appointment is revoked or such proceedings are dismissed.

            (i) Judgment. The entry of any judgments or orders aggregating in excess of $25,000 against any Obligor which remain unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution.

            (j) Death or Dissolution of Obligor. The death of any Obligor who is a natural Person, or of any general partner who is a natural Person of any Obligor which is a partnership, or any member who is a natural Person of any Obligor which is a limited liability company or the dissolution of any Obligor which is a partnership, limited liability company, corporation or other entity.

            (k) Default or Revocation of Guaranty; Subordination Agreement. The occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to Lender pursuant to which such Person has guaranteed to Lender the payment of all or any of the Obligations or has granted Lender a Lien upon some or all of such Person's real and/or personal property to secure the payment of all or any of the Obligations or has subordinated indebtedness in whole or in part to the Obligations.

            (l) Criminal Proceedings. The institution in any court of a criminal proceeding against any Obligor which would have a Material Adverse Effect on such Obligor, or the indictment of any Obligor for any crime other than traffic and boating tickets and misdemeanors not punishable by jail terms.

            (m) Change of Control. The occurrence of any Change of Control.

            (n) Change of Management. Howard W. Schwan shall cease to be the President of each Borrower at any time.

            (o) Material Adverse Change. Any material adverse change in the Collateral, business, property, assets, prospects, operations or condition, financial or otherwise of any Obligor, as determined by Lender in its sole judgment or the occurrence of any event which, in Lender's sole judgment, could have a Material Adverse Effect.

      16. REMEDIES UPON AN EVENT OF DEFAULT.

            (a) Upon the occurrence and during the continuance of an Event of Default described in Subsection 15(g) hereof, all of the Obligations shall immediately and automatically become due and payable, without notice of any kind. Upon the occurrence of any other Event of Default, all Obligations may, at the option of Lender, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

            (b) Upon the occurrence and during the continuance of an Event of Default, Lender may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of Lender's rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, Lender may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found and, for that purpose, may pursue the same wherever it may be found, and may enter onto any of Borrowers' premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Lender shall have the right to store the same at any of Borrowers' premises without cost to Lender. At Lender's request, each Borrower shall, at Borrowers' expense, assemble the Collateral and make it available to Lender at one or more places to be designated by Lender and reasonably convenient to Lender and such Borrower. Each Borrower recognizes that if a Borrower fails to perform, observe or discharge any of its Obligations under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to Lender, and agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Lender and the applicable Borrower(s), (ii) describe the Collateral that is the subject to the intended disposition, (iii) state the method of the intended disposition, (iv) state that the applicable Borrower(s) is entitled to an accounting of the Obligations and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Lender may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time. Any Proceeds of any disposition by Lender of any of the Collateral may be applied by Lender to the payment of expenses in connection with the Collateral, including, without limitation, legal expenses and reasonable attorneys' fees, and any balance of such Proceeds may be applied by Lender toward the payment of such of the Obligations, and in such order of application as Lender may from time to time elect.

      17. CONDITIONS PRECEDENT. The obligation of Lender to fund the Term Loan, to fund the initial Revolving Loan, and to issue or cause to be issued the initial Letter of Credit is subject to the satisfaction or waiver, on or before the date hereof, of the following conditions precedent:

            (a) Lender shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list pertaining to this Agreement (the "Closing Document List") in each case in form and substance satisfactory to Lender;

            (b) Since December 31, 2002, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on any Obligor, as determined by Lender in its sole discretion, determined in good faith;

            (c) Lender shall have received payment in full of all fees and expenses payable to it by Borrowers or any other Person in connection herewith, on or before disbursement of the initial Loans hereunder;

            (d) Lender shall have determined that immediately after giving effect to (A) the making of the initial Loans, including without limitation the Term Loan and the Revolving Loans, if any, requested to be made on the date hereof, (B) the issuance of the initial Letter of Credit, if any, requested to be made on such date, (C) the payment of all fees due upon such date, and (D) the payment or reimbursement by Borrowers of Lender for all closing costs and expenses incurred in connection with the transactions contemplated hereby, Borrowers have Excess Availability of not less than Seven Hundred Fifty Thousand and no/100 Dollars ($750,000);

            (e) The Obligors shall have executed and delivered to Lender all such other documents, instruments and agreements which Lender determines are reasonably necessary to consummate the transactions contemplated hereby;

            (f) The indebtedness of Borrowers to Congress Financial shall have been paid in full and Lender shall have been provided a payoff letter and all applicable termination statements and other releases evidencing the payment in full thereof, in form and substance acceptable to Lender;

            (g) Lender shall be satisfied with its review of each of the following: (i) Borrowers' licensing agreements, (ii) Borrowers' buy/sell agreements, (iii) Borrowers' vendor payout agreements and (iv) CTI Helium's interim year-to-date financial statements;

            (h) Subordinated Agreements with respect to all Subordinated Debt existing as of the Closing Date shall have been executed and delivered to Lender;

            (i) Validity and Support Agreement executed by Mr. Howard Schwan and Stephen M. Merrick, in form and substance acceptable to Lender, shall have been delivered to Lender;

            (j) The Key Man Insurance shall be effective and Borrowers shall have delivered an assignment in favor of Lender with respect to the Key Man Insurance pursuant to Section 12(k); and

            (k) Keepwell Agreement of certain principal shareholders of CTI Industries (which are acceptable to Lender) as provided in Section 12(l) hereof.

      18. JOINT AND SEVERAL LIABILITY.

            (a) Notwithstanding anything to the contrary contained herein, all Obligations of each Borrower hereunder shall be joint and several obligations of Borrowers.

            (b) Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the Obligations of Borrowers, and the liens and security interests granted by Borrowers to secure the Obligations, not constitute a "Fraudulent Conveyance" (as defined below). Consequently, Lender and Borrowers agree that if the Obligations of a Borrower, or any liens or security interests granted by such Borrower securing the Obligations, would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Obligations of such Borrower and the liens and security interests securing such Obligations shall be valid and enforceable only to the maximum extent that would not cause such Obligations or such lien or security interest to constitute a Fraudulent Conveyance, and the Obligations of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, "Fraudulent Conveyance" means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the United States Code (11 U.S.C. ss. 101, et seq.), as amended (the "Bankruptcy Code"), or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

            (c) Each Borrower assumes responsibility for keeping itself informed of the financial condition of the each other Borrower, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of such other Borrower's Obligations, and of all other circumstances bearing upon the risk of nonpayment by such other Borrowers of their Obligations and each Borrower agrees that Lender shall not have any duty to advise such Borrower of information known to Lender regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine. If Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Borrower, Lender shall not be under any obligation to update any such information or to provide any such information to such Borrower on any subsequent occasion.

            (d) Lender is hereby authorized, without notice or demand and without affecting the liability of a Borrower hereunder, to, at any time and from time to time, (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, a Borrower's Obligations or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by a Borrower and delivered to Lender; (ii) accept partial payments on a Borrower's Obligations;
(iii) take and hold security or collateral for the payment of a Borrower's Obligations hereunder or for the payment of any guaranties of a Borrower's Obligations or other liabilities of a Borrower and exchange, enforce, waive and release any such security or collateral; (iv) apply such security or collateral and direct the order or manner of sale thereof as Lender, in its sole discretion, may determine; and (v) settle, release, compromise, collect or otherwise liquidate a Borrower's Obligations and any security or collateral therefor in any manner, without affecting or impairing the obligations of the other Borrowers. Lender shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from a Borrower or any other source, and such determination shall be binding on such Borrower. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of a Borrower's Obligations as Lender shall determine in its sole discretion without affecting the validity or enforceability of the Obligations of the other Borrowers.

            (e) Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect a Borrower's Obligations from any Borrower or any guarantor or other action to enforce the same; (ii) the waiver or consent by Lender with respect to any provision of any instrument evidencing Borrowers' Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Lender; (iii) failure by Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for Borrowers' Obligations;
(iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Lender's election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by any Borrower as debtor-in-possession under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Lender's claim(s) for repayment of any of Borrowers' Obligations; or (vii) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

            (f) No payment made by or for the account of a Borrower, including, without limitations, (i) a payment made by such Borrower on behalf of another Borrower's Obligations or (ii) a payment made by any other person under any guaranty, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower's property and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.

      19. INDEMNIFICATION. Each Borrower agrees to defend (with counsel satisfactory to Lender), protect, indemnify and hold harmless Lender, each affiliate or subsidiary of Lender, and each of their respective officers, directors, employees, attorneys and agents (each an "Indemnified Party") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities laws and regulations, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making or issuance and the management of the Loans or any Letters of Credit or the use or intended use of the proceeds of the Loans or any Letters of Credit; provided, however, that no Borrower shall have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Loans hereunder from the date incurred by each Indemnified Party until paid by Borrowers, be added to the Obligations of Borrowers and be secured by the Collateral. The provisions of this Section 19 shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

      20. NOTICE. All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and in the case of Lender shall be sent to it at 111 West Washington Street, Suite 400, Chicago, Illinois 60602, attention: Mr. Jeffrey J. Podwika, facsimile number: (312) 442-5100, jpodwika@coletaylor.com, and in the case of Borrowers shall be sent to them at their respective principal places of business set forth on Schedule 11(b) or as otherwise directed by Borrowers in writing. All notices shall be deemed received upon actual receipt thereof or refusal of delivery.

      21. CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION. This Agreement and the Other Agreements are submitted by Borrowers to Lender for Lender's acceptance or rejection at Lender's principal place of business as an offer by Borrowers to borrow monies from Lender now and from time to time hereafter, and shall not be binding upon Lender or become effective until accepted by Lender, in writing, at said place of business. If so accepted by Lender, this Agreement and the Other Agreements shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER AGREEMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL LOCATED OUTSIDE OF THE STATE OF ILLINOIS, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

      To induce Lender to accept this Agreement, each Borrower irrevocably agrees that, subject to Lender's sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. EACH BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH FOR NOTICE IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. LENDER AGREES TO ENDEAVOR TO PROVIDE A COPY OF SUCH PROCESS TO THE LAW FIRM OF MERRICK & KLIMEK, P.C. BY MAIL AT THE ADDRESS OF 33
N. LASALLE STREET, SUITE 2200, CHICAGO, ILLINOIS 60602 OR BY FACSIMILE TRANSMISSION AT FACSIMILE NUMBER (312) 284-1521. FAILURE OF LENDER TO PROVIDE A COPY OF SUCH PROCESS SHALL NOT IMPAIR LENDER'S RIGHTS HEREUNDER, CREATE A CAUSE OF ACTION AGAINST LENDER OR CREATE ANY CLAIM OR RIGHT ON BEHALF OF ANY BORROWER OR ANY THIRD PARTY. EACH BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST SUCH BORROWER BY LENDER IN ACCORDANCE WITH THIS SECTION.

      22. MODIFICATION AND BENEFIT OF AGREEMENT. This Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by each Borrower or such other Person who is a party to such Other Agreement and Lender. No Borrower may sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof, including, without limitation, such Borrower's rights, titles, interest, remedies, powers or duties hereunder and thereunder. Each Borrower hereby consents to Lender's sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of this Agreement, or the Other Agreements, or of any portion thereof, or participations therein, including, without limitation, Lender's rights, titles, interest, remedies, powers and/or duties and agrees that it shall execute and deliver such documents as Lender may request in connection with any such sale, assignment, transfer or other disposition.

      23. HEADINGS OF SUBDIVISIONS. The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

      24. POWER OF ATTORNEY. Each Borrower acknowledges and agrees that its appointment of Lender as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Obligations are satisfied and paid in full and this Agreement is terminated.

      25. CONFIDENTIALITY. Lender hereby agrees to use commercially reasonable efforts to assure that any and all information relating to such Borrower which is (i) furnished by such Borrower to Lender (or to any affiliate of Lender); and
(ii) non-public, confidential or proprietary in nature shall be kept confidential by Lender or such affiliate in accordance with applicable law; provided, however, that such information and other credit information relating to such Borrower may be distributed by Lender or such affiliate to Lender's or such affiliate's directors, officers, employees, attorneys, affiliates, assignees, participants, auditors, agents and regulators, and upon the order of a court or other governmental agency having jurisdiction over Lender or such affiliate, to any other party. Each Borrower and Lender further agree that this provision shall survive the termination of this Agreement. Notwithstanding the foregoing, each Borrower hereby consents to Lender publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.

      26. COUNTERPARTS. This Agreement, any of the Other Agreements and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

      27. ELECTRONIC SUBMISSIONS. Upon not less than thirty (30) days' prior written notice (the "Approved Electronic Form Notice"), Lender may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the Other Agreements, be submitted to Lender in "Approved Electronic Form" (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice. For purposes hereof "Electronic Form" means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Lender and "Approved Electronic Form" means an Electronic Form that has been approved in writing by Lender (which approval has not been revoked or modified by Lender) and sent to Borrowers in an Approved Electronic Form Notice. Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the Other Agreements.

      28. WAIVER OF JURY TRIAL; OTHER WAIVERS.

            (a) EACH BORROWER AND LENDER EACH HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE OBLIGATIONS, THE COLLATERAL, ANY ALLEGED TORTUOUS CONDUCT BY A BORROWER OR LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN A BORROWER AND LENDER. IN NO EVENT SHALL LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

            (b) Each Borrower hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

            (c) Each Borrower hereby waives the benefit of any law that would otherwise restrict or limit Lender or any affiliate of Lender in the exercise of its right, which is hereby acknowledged and agreed to, to set-off against the Obligations, without notice at any time hereafter, any indebtedness, matured or unmatured, owing by Lender or such affiliate of Lender to such Borrower, including, without limitation any deposit account at Lender or such affiliate.

            (d) EACH BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF SUCH BORROWER WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL, PROVIDED THAT IN THE EVENT THAT LENDER SEEKS TO ENFORCE ITS RIGHTS HEREUNDER BY JUDICIAL PROCESS OR SELF HELP, LENDER SHALL PROVIDE BORROWER WITH SUCH NOTICES AS ARE REQUIRED BY LAW.

            (e) Lender's failure, at any time or times hereafter, to require strict performance by a Borrower of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Lender in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing, signed by a duly authorized officer of Lender and directed to Borrowers specifying such suspension or waiver.

                             SIGNATURE PAGES FOLLOW

                  Signature Page to Loan and Security Agreement

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.


                                             CTI INDUSTRIES CORPORATION

                                             By /s/ Howard W. Schwan
                                                -----------------------
                                                Howard W. Schwan
                                                President


                                             CTI HELIUM, INC.

                                             By /s/ Howard W. Schwan
                                                -----------------------
                                                Howard W. Schwan
                                                President

                  Signature Page to Loan and Security Agreement

                                        COLE TAYLOR BANK

                                        By /s/ Jeffrey J. Podwika
                                           -------------------------
                                           Vice President

                            ANNEX I - DEFINED TERMS

      "Affiliate" shall mean any Person (i) which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a Borrower, (ii) which beneficially owns or holds five percent (5%) or more of the voting control or equity interests of a Borrower, or
(iii) five percent (5%) or more of the voting control or equity interests of which is beneficially owned or held by a Borrower.

      "Business Day" shall mean any day other than a Saturday, a Sunday or any day that banks in Chicago, Illinois are required or permitted to close.

      "Capital Expenditures" shall mean with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for Capital Lease Obligations) by Borrowers during such period that are required by GAAP, consistently applied, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of Borrowers.

      "Capital Lease" shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, recorded as a "capital lease" on the balance sheet of such Person prepared in accordance with GAAP.

      "Capital Lease Obligations" shall mean, as to any Person, indebtedness represented by obligations under a Capital Lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

      "Change of Control" shall mean any merger or consolidation of or with any Borrower or sale of all or substantially all of the property or assets of any Borrower. For purposes of this definition, "control of Borrower" shall mean the power, direct or indirect (x) to vote 50% or more of the securities having ordinary voting power for the election of directors of any Borrower or (y) to direct or cause the direction of the management and policies of any Borrower by contract or otherwise.

      "Closing Date" shall mean December 31, 2003.

      "Collateral" shall mean all of the property of each Borrower described in
Section 5 hereof, together with all other real or personal property of any Obligor or any other Person now or hereafter pledged to Lender to secure, either directly or indirectly, repayment of any of the Obligations.

      "Compliance Certificate" shall have the meaning set forth in Section 9(c) hereof.

      "Contingent Liability" shall mean any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

      "Derivative Obligations" shall mean every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

      "Dilution" shall mean, with respect to any period, the percentage obtained by dividing (i) the sum of non-cash credits against Accounts (including, but not limited to returns, adjustments and rebates) of Borrowers for such period, plus pending or probable, but not yet applied, non-cash credits against Accounts of Borrowers for such period, as determined by Lender in its sole discretion, by
(ii) gross invoiced sales of Borrowers for such period.

      "EBITDA" shall mean, with respect to any period, Borrowers' net income after taxes for such period (excluding any after-tax gains on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains) plus interest expense, income tax expense, depreciation and amortization for such period, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period.

      "Eligible Account" shall mean an Account owing to a Borrower which is acceptable to Lender in its sole discretion for lending purposes. Without limiting Lender's discretion, Lender shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:

                  (i) it is genuine and in all respects what it purports to be;

                  (ii) it is owned by such Borrower, such Borrower has the right to subject it to a security interest in favor of Lender or assign it to Lender and it is subject to a first priority perfected security interest in favor of Lender and to no other Lien whatsoever, other than Permitted Liens;

                  (iii) it arises from (A) the performance of services by such Borrower in the ordinary course of such Borrower's business, and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (B) the sale or lease of Goods by such Borrower in the ordinary course of such Borrower's business, and (x) such Goods have been completed in accordance with the Account Debtor's specifications (if any) and delivered to the Account Debtor, (y) such Account Debtor has not refused to accept, returned or offered to return any of the Goods which are the subject of such Account, and (z) such Borrower has possession of, or such Borrower has delivered to Lender (at Lender's request), shipping and delivery receipts evidencing delivery of such Goods;

                  (iv) it is evidenced by an invoice rendered to the Account Debtor thereunder, is due and payable within ninety (90) days after the date of the invoice and does not remain unpaid ninety (90) days past the invoice date thereof; provided, however, that if more than twenty-five percent (25%) of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid ninety (90) days after the respective invoice dates thereof, then all Accounts owing by that Account Debtor shall be deemed ineligible;

                  (v) it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and is not subject to setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or to any claim by such Account Debtor denying liability thereunder in whole or in part;

                  (vi) it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

                  (vii) the Account Debtor thereunder is not a director, officer, employee or agent of a Borrower, or a Subsidiary, Parent or Affiliate;

                  (viii) it is not an Account with respect to which the Account Debtor is the United States of America or any state or local government, or any department, agency or instrumentality thereof, unless such Borrower assigns its right to payment of such Account to Lender pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable state or local law, as applicable;

                  (ix) it is not an Account with respect to which the Account Debtor is located in a state which requires such Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state; or (B) file a notice of business activities report or similar report with such state's taxing authority, unless (x) such Borrower has taken one of the actions described in clauses
      (A) or (B); (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by such Borrower at its election; or (z) such Borrower has proven, to Lender's satisfaction, that it is exempt from any such requirements under any such state's laws;

                  (x) the Account Debtor is located within the United States of America;

                  (xi) it is not an Account with respect to which the Account Debtor's obligation to pay is subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

                  (xii) it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue; or (B) which violates any of the covenants of such Borrower contained in this Agreement;

                  (xiii) it is not an Account which, when added to a particular Account Debtor's other indebtedness to such Borrower, exceeds twenty percent (20%) of all Accounts of such Borrower or a credit limit determined by Lender in its sole discretion determined in good faith for that Account Debtor (except that Accounts excluded from Eligible Accounts solely by reason of this clause (xiii) shall be Eligible Accounts to the extent of such credit limit), provided that Lender shall give such Borrower written notice of any such credit limit; and

                  (xiv) it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by Lender in its sole discretion determined in good faith.

      "Eligible Inventory" shall mean Inventory and work-in-process Inventory of a Borrower, each to the extent acceptable to Lender in its sole discretion determined in good faith for lending purposes. Without limiting Lender's discretion, Lender shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements:

                  (i) it is owned by such Borrower, such Borrower has the right to subject it to a security interest in favor of Lender and it is subject to a first priority perfected security interest in favor of Lender and to no other Lien whatsoever, other than Permitted Liens;

                  (ii) it is located on one of the premises listed on Schedule 11(b) (or other locations of which Lender has been advised in writing pursuant to Subsection 12(b)(i) hereof) and is not in transit;

                  (iii) if held for sale or lease or furnishing under contracts of service, it is (except as Lender may otherwise consent in writing) new and unused and free from defects which would, in Lender's sole determination, determined in good faith, affect its market value;

                  (iv) it is not stored with a bailee, consignee, warehouseman, processor or similar party unless Lender has given its prior written approval and such Borrower has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to Lender, in form and substance acceptable to Lender, such Uniform Commercial Code financing statements, warehouse receipts, waivers, collateral access agreements and other documents as Lender shall require (such Inventory being referred to herein as "Third-Party Inventory");

                  (v) Lender has determined, in good faith, in accordance with Lender's customary business practices, that it is not unacceptable due to age, type, category or quantity; and

                  (vi) it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue; or
      (B) which violates any of the covenants of such Borrower contained in this Agreement.

      "Environmental Laws" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to a Borrower's business or facilities owned or operated by a Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

      "Event of Default" shall have the meaning specified in Section 15 hereof.

      "Excess Availability" shall mean, as of any date of determination by Lender, the excess, if any, of the lesser of (i) the Maximum Revolving Loan Limit less the sum of the outstanding Revolving Loans and Letter of Credit Obligations and (ii) the Revolving Borrowing Base Amount less the sum of the outstanding Revolving Loans and Letter of Credit Obligations, in each case as of the close of business on such date and assuming, for purposes of calculation, that all accounts payable which remain unpaid more than sixty (60) days after the due dates thereof as the close of business on such date are treated as additional Revolving Loans outstanding on such date.

      "Excess Cash Flow" shall have the meaning set forth in Section 2(c)(iii)(B) hereof.

      "Fiscal Year" shall mean each twelve (12) month accounting period of Borrowers, which ends on December 31 of each year.

      "Fixed Charges" shall mean for any period, without duplication, scheduled payments of principal during the applicable period with respect to all Indebtedness of Borrowers and their Subsidiaries, on a consolidated basis, for borrowed money, plus scheduled payments of principal during the applicable period with respect to all Capital Lease Obligations of Borrowers and their Subsidiaries, on a consolidated basis, plus scheduled payments of interest during the applicable period with respect to all Indebtedness of Borrowers and their Subsidiaries, on a consolidated basis, for borrowed money including Capital Lease Obligations, plus unfinanced Capital Expenditures of Borrowers and their Subsidiaries, on a consolidated basis, during the applicable period, plus payments during the applicable period in respect of income or franchise taxes of Borrowers and their Subsidiaries, on a consolidated basis, plus any cash dividends or payments of Subordinated Debt permitted by Lender paid by Borrowers during such period.

      "GAAP" shall mean generally accepted accounting principles, using the accrual basis of accounting and consistently applied with prior periods; provided, however, that GAAP with respect to any interim financial statements or reports shall be deemed subject to fiscal year-end adjustments and footnotes made in accordance with GAAP.

      "Hazardous Materials" shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are, or become, regulated under any Environmental Law (including, without limitation, any that are, or become, classified as hazardous or toxic under any Environmental Law).

      "Indebtedness" of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all Capital Lease Obligations of such Person, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker's acceptances issued for the account of such Person, (f) all Derivative Obligations of such Person, (g) all Contingent Obligations, and (h) all liabilities of any partnership or joint venture of which such Person is a general partner or joint venturer.

      "Indemnified Party" shall have the meaning specified in Section 19 hereof.

      "Initial 2004 M & E Appraisal" shall have the meaning set forth in Section 9(g) hereof.

      "Intellectual Property" shall mean all past, present and future: trade secrets (including, without limitation, customer lists), know-how and other proprietary information; trademarks, Internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing), indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights; unpatented inventions (whether or not patentable); patent applications and patents; industrial designs, industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

      "Key-Man Insurance" shall have the meaning set forth in Section 17(j) hereto.

      "Letter of Credit" shall mean any Letter of Credit issued on behalf of a Borrower in accordance with this Agreement.

      "Letter of Credit Obligations" shall mean, as of any date of determination, the sum of (i) the aggregate undrawn face amount of all Letters of Credit, and (ii) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to Loans hereunder.

      "Lien" shall mean any mortgage, pledge, claim, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, that is, or should be, accounted for as a Capital Lease.

      "Loan Documents" shall mean this Agreement and the Other Agreements.

      "Loans" shall mean all loans and advances made by Lender to or on behalf of Borrowers hereunder.

      "Lock Box" and "Lock Box Account" shall have the meanings specified in Subsection 8(a) hereof.

      "Material Adverse Effect" shall mean a material adverse effect on the business, property, assets, prospects, operations or condition, financial or otherwise, of a Person.

      "Maximum Loan Limit" shall mean Eleven Million and No/100 Dollars ($11,000,000).

      "Maximum Revolving Loan Limit" shall have the meaning specified in Subsection 2(a) hereof.

      "Net Orderly Liquidation Value" shall mean the aggregate net realizable value of Borrowers' Inventory, by category, recoverable in an orderly liquidation thereof (net of all liquidation expenses), as determined by a certified appraiser satisfactory to Lender.

      "Obligations" shall mean any and all obligations, liabilities and indebtedness of Borrowers to Lender, or to any parent, affiliate or subsidiary of Lender, of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.

      "Obligor" shall mean Borrowers and each other Person who is or shall become primarily or secondarily liable for any of the Obligations.

      "Original Term" shall have the meaning specified in Section 10 hereof.

      "Other Agreements" shall mean all agreements, instruments and documents, other than this Agreement, including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, subordination agreements, and all other writings heretofore, now or from time to time hereafter executed by or on behalf of a Borrower or any other Person and delivered to Lender or to any parent, affiliate or subsidiary of Lender in connection with the Obligations or the transactions contemplated hereby, as each of the same may be amended, modified or supplemented from time to time.

      "Parent" shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of a Borrower and, if a Borrower is a partnership, the general partner of such Borrower.

      "PBGC" shall have the meaning specified in Subsection 12(b)(v) hereof.

      "Permitted Liens" shall mean (i) statutory Liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder or amounts which are being contested in good faith and by appropriate proceedings and for which Borrower has maintained adequate reserves; (ii) Liens in favor of Lender; (iii) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on a Borrower's ability to use such real property for its intended purpose in connection with such Borrower's business; (iv) Liens in connection with purchase money indebtedness and Capital Leases otherwise permitted pursuant to this Agreement, provided, that such liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which is the subject of such Capital Leases; (v) Liens set forth on Schedule 1; (vi) Liens specifically permitted by Lender in writing; and (vii) involuntary Liens securing amounts less than $100,000 and which are released or for which a bond acceptable to Lender in its sole discretion, determined in good faith, has been posted within ten (10) days of its creation.

      "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

      "Plan" shall have the meaning specified in Subsection 12(b)(v) hereof.

      "Prime Rate" shall mean Lender's publicly announced prime rate (which is not intended to be Lender's lowest or most favorable rate in effect at any time) in effect from time to time.

      "Principal Investment Amount" shall have the meaning set forth in Section 12(l) hereof.

      "Renewal Term" shall have the meaning specified in Section 10 hereof.

      "Revolving Borrowing Base Amount" shall have the meaning specified in Subsection 2(a) hereof.

      "Revolving Loans" shall have the meaning specified in Subsection 2(a) hereof.

      "Subordination Agreements" shall mean, individually and collectively, all subordination agreements, intercreditor agreements, consent and similar agreements among either Borrower, Lender and any holder of Indebtedness, whether entered into on or prior to the date hereof or from time to time hereafter, together with all modifications, amendments and restatements of any of the foregoing.

      "Subordinated Debt" shall mean Indebtedness of any Borrower or any Subsidiary of any Borrower that is subordinated to the Obligations in a manner satisfactory to Agent, and contains terms, including, without limitation, payment terms, satisfactory to Agent.

      "Subsidiary" shall mean any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by a Borrower, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by a Borrower or any partnership of which a Borrower is a general partner.

      "Tangible Net Worth" shall have the meaning specified in Subsection 14(a) hereof.

      "Term Loan" shall have the meaning specified in Subsection 2(b) hereof.

      "Third Party Inventory" shall have the meaning set forth in the definition "Eligible Inventory".

      "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of Illinois.


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